Exhibit 99.3
Credit Information Bureau (India) Limited
Financial Statements
Years Ended March 31, 2013 and 2012
with Independent Auditors’ Report

Credit Information Bureau (India) Limited
Financial Statements
Years Ended March 31, 2013 and 2012
Contents:

Independent Auditors’ Report
Balance Sheet
Statement of Profit and Loss
Cash Flow
Notes Forming Part of Financial Statements

Deloitte Haskins & Sells
Chartered Accountants
Tower 3, 27th - 32nd Floor
Indiabulls Finance Centre
Elphinstone Mill Compound
Senapati Bapat Marg
Elphinstone (W), Mumbai - 400 013
India

Tel: +91 (22) 6185 4000
Fax: +91 (22) 6185 4501/4601

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors of
Credit Information Bureau (India) Limited
We have audited the accompanying financial statements of Credit Information Bureau (India) Limited, which comprise the balance sheet as of March 31, 2013, and the related statements of profit and loss, and cash flow for the year then ended, and the related notes to the financial statements, which, as described in Note 2 to the financial statements, have been prepared in accordance with the provisions contained in Section 211(3C) of the Companies Act, 1956, read with Revised Schedule VI thereto, which are the generally accepted accounting principles in India.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with generally accepted accounting principles in India; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Credit Information Bureau (India) Limited as of March 31, 2013, and the results of its operations and its cash flows for the year then ended in accordance with generally accounting principles in India.

Emphasis of Matter
As discussed in Note 1 to the financial statements, the Company prepares its financial statements in accordance with generally accepted accounting principles in India, which differs from accounting principles generally accepted in the United States of America. Our opinion is not modified with respect to this matter.
/s/ Deloitte Haskins & Sells
CHARTERED ACCOUNTANTS
Mumbai, India
June 11, 2013

CREDIT INFORMATION BUREAU (INDIA) LIMITED
BALANCE SHEET AS AT MAR 31, 2013

	Note No.	MAR 31, 2013 Rs. (000’s)	MAR 31, 2012 Rs. (000’s)
		(Audited)	(Unaudited)
EQUITY AND LIABILITIES
Shareholders’ funds
Share capital	3	250,000	250,000
Reserves and surplus	4	1,189,552	949,703
		1,439,552	1,199,703
Non-current liabilities
Deferred tax liabilities (net)	5	15,217	16,503
Other long-term liabilities	6	42	6,002
Long-term provisions	7	50,050	37,190
		65,309	59,695
Current liabilities
Trade payables	8	111,653	80,606
Other current liabilities	9	23,640	19,540
Short-term provisions	7	83,880	85,763
		219,173	185,909
TOTAL		1,724,034	1,445,307
ASSETS
Non-current assets
Fixed assets	10
Tangible assets		101,361	110,101
Intangible assets		99,933	93,082
Intangible assets under development		—	10,863
		201,294	214,046
Non-current investments	11	120,000	—
Long-term loans and advances	12	142,101	152,030
		463,395	366,076
Current assets
Trade receivables	13	197,855	135,504
Cash and bank balances	14	928,234	893,381
Short-term loans and advances	12	115,974	37,526
Other current assets	15	18,576	12,820
		1,260,639	1,079,231
TOTAL		1,724,034	1,445,307
Summary of significant accounting policies	2
Notes 1 to 29 annexed hereto form an integral part of the financial statements.

For and on behalf of the Board

sd	sd
M. V. Nair	Arun Thukral
Chairman	Managing Director

sd	sd
Vivek Kumar Aggarwal	Swati Naik
CFO & Exec. VP	Company Secretary
Mumbai, June 11, 2013

CREDIT INFORMATION BUREAU (INDIA) LIMITED
STATEMENT OF PROFIT AND LOSS FOR THE YEAR ENDED MAR 31, 2013

	Note No.	MAR 31, 2013 Rs. (000’s)	MAR 31, 2012 Rs. (000’s)	MAR 31, 2011 Rs. (000’s)
		(Audited)	(Unaudited)	(Unaudited)
Income
Revenue from operations	16	1,304,041	1,030,123	756,532
Other income	17	119,523	86,041	50,074
Total revenue		1,423,564	1,116,164	806,606
Expenses
Employee benefits expense	18	189,518	167,662	122,043
Establishment and other expenses	19	304,961	262,549	210,461
Royalty & Software Technology Fees		186,604	147,603	99,376
Finance costs	20	1,175	1,211	1,220
Depreciation and amortisation expense	10	83,461	55,522	49,720
Total expenses		765,719	634,547	482,820
Profit before tax		657,845	481,617	323,786
Less: Tax expense
Current tax		222,100	161,839	109,100
Earlier years tax written back		(6,594)	(156)	(258)
Deferred tax charge / (credit)		(1,286)	(5,092)	25
		214,220	156,591	108,867

Profit for the year		443,625	325,026	214,919

Earning per equity share-Basic and Diluted		17.74	13.00	8.60
(nominal valueRs. . 10 per share)
Summary of significant accounting policies	2
Notes 1 to 29 annexed hereto form an integral part of the financial statements.

For and on behalf of the Board

sd	sd
M. V. Nair	Arun Thukral
Chairman	Managing Director

sd	sd
Vivek Kumar Aggarwal	Swati Naik
CFO & Exec. VP	Company Secretary
Mumbai, June 11, 2013

CREDIT INFORMATION BUREAU (INDIA) LIMITED
CASH FLOW FOR THE YEAR ENDED MAR 31, 2013

	Mar 31, 2013 Rs. (000’s)	Mar 31, 2012 Rs. (000’s)	Mar 31, 2011 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES
Profit before tax	657,845	481,617	323,786
Add/(Less): Non operating (income) / expenses
Depreciation and amortisation	83,461	55,522	49,720
(Profit)/ Loss on sale /write off of fixed assets	(422)	2,119	779
Interest on fixed deposits and others	(108,412)	(81,661)	(48,198)
Provision for employee benefits	17,220	19,826	14,008
Doubtful debts (written back)	—	—	(290)
Grant Income recognised	(5,320)	(3,593)	(8,091)
Interest on taxes and others	1,175	1,211	1,220
Doubtful advances written off / provided	1,732	895	743
Cash flow before changes in working capital	647,279	475,936	333,677
Adjustments for changes in operating assets
Decrease/(increase) in trade receivables	(62,351)	(39,471)	(9,677)
Decrease/(increase) in short term loans and advances	3,552	(7,453)	4,433
Decrease/(increase) in long term loans and advances	517	(2,266)	3,619
Decrease/(increase) in other current assets	(2,120)	8,121	(5,477)
Adjustments for changes in operating liabilities
Increase/(decrease) in trade payables	31,047	5,801	15,942
Increase/(decrease) in other current liabilities	3,460	(28,271)	36,496
Total	(25,895)	(63,539)	45,336
Less: Taxes Paid	(219,397)	(146,908)	(101,792)
Cash generated from Operations (A)	401,987	265,489	277,221
CASH FLOW FROM INVESTING ACTIVITIES
Purchase of tangible assets (includes capital advances)	(36,828)	(33,437)	(59,477)
Purchase of intangible assets (includes capital advances)	(30,492)	(40,863)	(27,281)
Proceeds from sale of fixed asset	1,974	424	1,072
Purchase of Non-current Investment	(120,000)	—	—
Purchase of fixed deposits with financial institution	(223,000)	(118,000)	(94,900)
Proceeds from fixed deposits with financial institution	141,000	62,500	42,300
Purchase of fixed deposits with banks with maturity more than 3 months	(1,236,500)	(1,109,100)	(521,800)
Proceeds from fixed deposits with banks with maturity more than 3 months	1,217,100	877,700	380,000
Interest received on tax refund	216	2,223	—
Interest received on fixed deposits	103,393	101,149	31,460
Cash used in Investing Activities (B)	(183,137)	(257,404)	(248,626)
CASH FLOW FROM FINANCING ACTIVITIES
Dividend paid on equity shares	(175,000)	(25,000)	—
Tax on equity dividend paid	(28,389)	(4,056)	—
Interest paid on overdraft	(8)	—	—
Cash used in Financing Activities (C)	(203,397)	(29,056)	—
Net Increase / (Decrease) in cash equivalent (A+B+C)	15,453	(20,971)	28,595
Add: Opening cash and cash equivalents	21,381	42,352	13,757
Closing cash and cash equivalents at the end of the year	36,834	21,381	42,352
(Refer Note 14)

For and on behalf of the Board

sd	sd
M. V. Nair	Arun Thukral
Chairman/Director	Managing Director

sd	sd
Vivek Kumar Aggarwal	Swati Naik
CFO & Exec. VP	Company Secretary
Mumbai, June 11, 2013

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

1.	BACKGROUND
CIBIL is India’s pioneer credit information company. It creates immense value for financial institutions by providing objective data and tools to help them manage risk, and devise appropriate lending strategies thus reducing cost and maximizing portfolio profitability. CIBIL benefits both credit grantors and consumers by collecting, analyzing, and delivering information on credit histories of millions of borrowers. It provides its members with advanced risk management tools on both consumer and commercial borrowers, thus enabling them make sound credit decisions across both individuals and businesses.
These financial statements have been prepared and authorized by the Board of Directors of the Company on June 11, 2013 on the basis of a request and undertaking received from one of its shareholders viz., TransUnion International Inc., to be included, in accordance with Rule SX 3-09 in the Form 10-K of TransUnion Holding Company Inc., USA (ultimate parent company of TransUnion International Inc.) for the year ended 31 st  December, 2012 to be filed with the U.S. Securities and Exchange Commission (SEC). These financial statements have been prepared in accordance with generally accepted accounting principles in India. In reliance of an exemption granted by the Securities and Exchange Commission to TransUnion Holding Company, these financial statements have not been reconciled to US GAAP in any of the years presented.

2.	SIGNIFICANT ACCOUNTING POLICIES

2.1	System of accounting
The Company follows the accrual concept in the preparation of accounts. The Balance Sheet and the Profit and Loss Account of the Company are prepared in accordance with the provisions contained in Section 211 of the Companies Act, 1956, read with Revised Schedule VI thereto.
The preparation of the financial statements requires the Management to make estimates and assumptions considered in the reported amounts of assets and liabilities (including contingent liabilities) as on the date of the financial statements and the reported income and expenses. The Management believes that the estimates used in preparation of the financial statements are prudent and reasonable. Actual result could differ from the estimates and the differences between the actual results and the estimates are recognised in the periods in which the results are known / materialised. Any changes in such estimates are recognised prospectively.

2.2	Revenue recognition

a)	Initial Membership Fees are recognised on admission of members.

b)	Annual Membership Fees are recognised proportionately for the period of such membership.

c)	Service Report fees and Decision Centre Service credits are recognised on rendering of services.

d)	Interest and other dues are recognised on accrual basis.

2.3	Grants
Grants received and accrued are recognised as income over the periods necessary to match them with the costs for which they are intended to compensate, based on the claims made as laid down in Accounting Standard “Accounting for Government Grants” (AS-12) notified by the Companies (Accounting Standards) Rules, 2006.

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

2.4	Foreign currency translation
Foreign currency transactions are recorded at rates as on the date of the transaction. Exchange differences arising on foreign currency transactions settled during the year are recognised in the Statement of Profit and Loss.
All foreign currency denominated monetary assets and liabilities are translated at the exchange rates prevailing on the Balance Sheet date. The resultant exchange differences are recognised in the Statement of Profit and Loss.

2.5	Tangible assets and depreciation

a)	Tangible assets have been stated at purchase/acquisition cost inclusive of installation cost less accumulated depreciation.

b)	Leasehold improvements are amortised over the period of the lease.

c)
The Company adopts Straight Line Method of depreciation at the rates prescribed under Schedule XIV to the Companies Act, 1956 or Management’s experience and estimate of useful life of assets, whichever is higher, as detailed below:

Asset Head	Depreciation Rates
Computers *	20.00%
Office Equipment	16.67%
Furniture & Fixtures	16.67%
Electrical Installations	16.67%
Vehicles	25.00%
Mobile Phones	50.00%

*	During the year the estimated useful life of computers is revised to 5 years from 6 years in the previous year.
d)	Capital work-in-progress:
Projects under which assets are not ready for their intended use and other capital work-in-progress are carried at cost, comprising direct cost, related incidental expenses and attributable interest (if any).

2.6	Intangible assets and amortisation

a)	Intangible assets are stated at cost less accumulated amortisation.

b)
Intangible assets are amortised on the Straight Line Basis over the useful life. System Softwares (including related Application Softwares) are amortised over the estimated useful life or five years (six years in the previous year) whichever is lower. Trademark cost is amortised over 5 years. Any expenses on Software for support and maintenance are charged to the Statement of Profit and Loss.

c)	Intangible assets under development:
Projects under which intangible assets are not ready for their intended use and intangible assets under development are carried at cost, comprising direct cost, related incidental expenses and attributable interest (if any).

2.7	Operating leases
Lease arrangements where the risks and rewards incidental to ownership of an asset substantially vest with the lessor are recognised as operating leases. Lease rentals under operating leases are recognised in the Statement of Profit and Loss on a straight-line basis.

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

2.8	Impairment of assets
The carrying values of assets / cash generating units at each Balance Sheet date are reviewed for impairment of assets. If any indication of such impairment exists, then the recoverable amount of such assets is estimated and impairment is recognized, for the excess of the carrying amount of these assets vs their recoverable amount. The recoverable amount is considered as the greater of the net selling price and their value in use. Value in use is arrived at by discounting the future cash flows to their present value based on an appropriate discount factor. When there is indication that an impairment loss recognised for an asset in prior accounting periods no longer exists or may have decreased such reversal of impairment loss is recognised.

2.9	Investments

a)	Long term Investments are carried at cost less provision (if any) for diminution (other than temporary) in value of such investments.

b)	Current Investments are carried at the lower of cost or fair value on an individual basis.

2.10	Cash and cash equivalents
Cash comprises cash on hand and demand deposits with banks. Cash equivalents are short-term balances (with an maturity of three months or less from the date of acquisition), highly liquid investments that are readily convertible into known amounts of cash and which are subject to insignificant risk of changes in value.

2.11	Employee benefits

a)
Liability in respect of Privilege Leave which is of short term nature and Leave Travel Allowance is provided based on the expected cost and period of service which entitles the employee to such benefits.

b)	The Company’s contribution to Employees Provident Fund paid / payable during the year is recognised in the statement of profit and loss.

c)
The Company has a long term incentive plan for eligible employees whereby they are entitled for cash payment against appreciation in notional value of share units (that is determined based on EPS and benchmarked multiple) over long term. Provision is made for any such appreciation at end of every year, till the grant is either exercised or lapsed, and the cost is fully charged to the Statement of Profit and Loss as part of Employees benefits expense.

Defined Benefits Plan:

d)	Liability for compensated absences in respect of sick leave and privilege Leave which is of long term nature is actuarially determined based on the Projected Unit Credit method.

e)
The Company’s liability towards gratuity is determined using the projected unit credit method which considers each period of service as giving rise to an additional unit of benefit entitlement and measures each unit separately to build up the final obligation. Actuarial gains and losses based on actuarial valuation done by an independent actuary carried out annually are recognised immediately in the Statement of Profit and Loss as income or expense. Obligation is measured at the present value of estimated future cash flows using a discounted rate that is determined by reference to market yields at the Balance Sheet date on Government bonds where the currency and terms of the Government bonds are consistent with the currency and estimated terms of the defined benefit obligation.

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

2.12	Taxes on income
Current Tax is the amount of the tax payable on the taxable income for the year as determined in accordance with the provisions of the Income Tax Act, 1961. Deferred Tax is recognised on timing differences, being the differences between the taxable income and the accounting income that originate in one period and are capable of reversal in one or more subsequent periods.
Deferred Tax Assets in respect of unabsorbed depreciation and carry forward of losses are recognised if there is virtual certainty that there will be sufficient future taxable income available to realise such losses. Other Deferred Tax Assets are recognised if there is reasonable certainty that there will be sufficient future taxable income to realise such assets. Deferred tax assets are reviewed at each balance sheet date for their realisabilty.

2.13	Provisions and contingencies
A provision is recognised when the Company has a present legal or constructive obligation as a result of past events and it is probable that an outflow of resources will be required to settle the obligation in respect of which a reliable estimate can be made. Provisions (excluding employee benefits) are not discounted to their present value and are determined based on best estimate required to settle the obligation at the Balance Sheet date. These are reviewed at each Balance Sheet date and adjusted to reflect the current best estimates. Contingent liabilities are disclosed in Notes to Accounts.

2.14	Cash flow statement
Cash flows are reported using the indirect method, whereby profit / (loss) before extraordinary items and tax is adjusted for the effects of transactions of non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from operating, investing and financing activities of the Company are segregated based on the available information.
Note 3
Share Capital

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)
	(Audited)	(Unaudited)
Authorised capital 50,000,000 (31st March 2012: 50,000,000) equity shares of Rs. 10/- each	500,000	500,000
Issued, Subscribed and fully paid up shares 25,000,000 (31st March 2012: 25,000,000) equity shares of Rs. 10/- each	250,000	250,000
TOTAL	250,000	250,000

a.	Reconciliation of equity shares at the beginning and at the end of the year.

	Mar 31, 2013		Mar 31, 2012
	(Audited)		(Unaudited)
Particulars	No (000’s)	Rs. (000’s)	No (000’s)	Rs. (000’s)
Equity shares at the beginning of the year	25,000	250,000	25,000	250,000
Equity shares outstanding at the end of the year	25,000	250,000	25,000	250,000

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

b.	Details of shareholders holding more than 5% shares in the Company

	Mar 31, 2013		Mar 31, 2012
Name of the shareholder	(Audited)		(Unaudited)
	No (000’s)	% of Holding	No (000’s)	% of Holding
TransUnion International Inc. (USA)	6,875	27.5%	6,875	27.5%
State Bank of India	2,500	10.0%	2,500	10.0%
ICICI Bank Ltd	2,500	10.0%	2,500	10.0%

c.	Details of rights, preferences and restrictions attached to the equity shareholders:
The Company has only one class of equity shares having a par value of Rs. 10 per share. Members of the Company holding equity shares capital therein have a right to vote, on every resolution placed before the Company and right to receive dividend. The voting rights on a poll is in proportion to the share of the paid up equity capital of the Company held by the shareholders. The Company declares dividends in Indian rupees. The interim and final dividend is proposed by the Board of Directors. However, the final dividend is subject to the approval of the Shareholders in the ensuing Annual General Meeting. In the event of liquidation, the equity shareholders are eligible to receive the remaining assets of the Company in proportion to their shareholding.
Note 4
Reserves and Surplus

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)
	(Audited)	(Unaudited)
General Reserve
Balance as per last balance sheet	24,377	—
Add: transfer from Statement of Profit and Loss	44,363	24,377
Closing Balance	68,740	24,377
Surplus in the Statement of Profit and Loss
Balance as per last balance sheet	925,326	682,788
Add: Profit for the year	443,625	325,026
Less: Transferred to:
General Reserve	44,363	24,377
Interim dividend	125,000	—
Final dividend	50,000	50,000
Tax on dividend	28,776	8,111
Total	248,139	82,488
Closing balance	1,120,812	925,326
	1,189,552	949,703

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

Note 5
Deferred tax liabilities (net)
The major components of deferred tax liabilities and deferred tax assets are as under :

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)
	(Audited)	(Unaudited)
Deferred tax liabilities (A)
Difference between the book balance and tax balance of fixed assets.	34,987	34,669
Deferred tax assets (B)
Provision for employee benefits	14,203	14,998
Provision for expenses	5,567	3,168
Net deferred tax liabilities (A-B)	15,217	16,503
Charge / (credit) for the year	(1,286)	(5,092)
Note 6
Other long-term liabilities

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)
	(Audited)	(Unaudited)
Deferred income	42	6,002
	42	6,002
Note 7
Provisions

	Long-term		Short-term
	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)
	(Audited)	(Unaudited)	(Audited)	(Unaudited)
Provision for employee benefits
Provision for gratuity	1,000	1,000	—	—
Provision for compensated absences	37,340	24,890	3,447	2,837
Provision for employee stock appreciation rights (refer note 21 (iv))	11,710	11,300	9,950	6,200
	50,050	37,190	13,397	9,037
Other provisions
Provision for income tax	—	—	11,986	18,605
Provision for wealth tax	—	—	—	10
Provision for proposed dividend	—	—	50,000	50,000
Provision for dividend tax	—	—	8,497	8,111
	—	—	70,483	76,726
	50,050	37,190	83,880	85,763

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

Note 8
Trade payables

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)
	(Audited)	(Unaudited)
Due to:
- Micro and small enterprises [refer foot note [i] ]	74	—
- Others	111,579	80,606
	111,653	80,606
Foot note

(i)
Trade payables includes Rs. 74(000’s) (Previous Year Rs. Nil/-) payable to “Suppliers” who have confirmed that they are registered under the Micro, Small and Medium Enterprises Development Act, 2006. This has been relied upon by the auditors. No interest has been due to be paid/ payable by the Company during the year to these “Suppliers” (Previous Year Rs. Nil/-).

Note 9
Other current liabilities

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)
	(Audited)	(Unaudited)
Other payables
Advance from customers	7,946	12,053
Unearned income	3,986	1,669
Deferred income	4,050	3,410
Taxes payable	7,491	2,238
Others	167	170
	23,640	19,540

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

Note 10
Fixed assets

									Rs. (000’s)
	Gross block				Depreciation and amortisation				Net block
Description	As at Mar 31, 2012	Additions	Deductions	As at Mar 31, 2013	As at Mar 31, 2012	Charge	Deductions	As at Mar 31, 2013	As at Mar 31, 2013	As at Mar 31, 2012
		during the period				during the period
Tangible assets
Leasehold improvements	27,931	—	1,560	26,371	16,283	3,405	1,560	18,128	8,243	11,648
	(28,405)	(—)	(474)	(27,931)	(13,352)	(3,405)	(474)	(16,283)	(11,648)	(15,053)
Computers (Refer note i)	172,714	28,124	140	200,698	84,536	36,667	103	121,100	79,598	88,178
	(165,605)	(24,145)	(17,036)	(172,714)	(76,629)	(24,383)	(16,476)	(84,536)	(88,178)	(88,976)
Office equipments	10,066	96	68	10,094	5,824	1,074	49	6,849	3,245	4,242
	(11,836)	(1,353)	(3,123)	(10,066)	(5,498)	(1,558)	(1,232)	(5,824)	(4,242)	(6,338)
Furniture and fixtures	4,856	471	590	4,737	3,368	407	590	3,185	1,552	1,488
	(4,840)	(16)	(—)	(4,856)	(3,014)	(354)	(—)	(3,368)	(1,488)	(1,826)
Electrical installations	392	6	—	398	189	48	—	237	161	203
	(418)	(—)	(26)	(392)	(167)	(48)	(26)	(189)	(203)	(251)
Vehicles	7,244	8,131	4,575	10,800	2,902	2,414	3,078	2,238	8,562	4,342
	(6,315)	(929)	(—)	(7,244)	(1,126)	(1,776)	(—)	(2,902)	(4,342)	(5,190)
Tangible assets total - current year	223,203	36,828	6,933	253,098	113,102	44,015	5,380	151,737	101,361	110,101
	(217,419)	(26,443)	(20,659)	(223,203)	(99,786)	(31,524)	(18,208)	(113,102)	(110,101)	(117,634)
Intangible assets
Software (Refer note i)	215,500	46,297	—	261,797	122,543	39,411	—	161,954	99,843	92,957
	(233,993)	(37,540)	(56,033)	(215,500)	(154,529)	(23,956)	(55,942)	(122,543)	(92,957)	(79,464)
Trademark	176	—	(—)	176	51	35	—	86	90	125
	(176)	(—)	(—)	(176)	(9)	(42)	(—)	(51)	(125)	(166)
Intangible assets total - current year	215,676	46,297	—	261,973	122,594	39,446	—	162,040	99,933	93,082
	(234,169)	(37,540)	(56,033)	(215,676)	(154,538)	(23,998)	(55,942)	(122,594)	(93,082)	(79,630)
Intangible assets under Development	10,863	—	10,863	—	—	—	—	—	—	10,863
	(8,504)	(8,869)	(6,510)	(10,863)	(—)	(—)	(—)	(—)	(10,863)	(8,504)
Current Period - TOTAL	449,742	83,125	17,796	515,071	235,696	83,461	5,380	313,777	201,294	214,046
Previous Year	(460,092)	(72,852)	(83,202)	(449,742)	(254,324)	(55,522)	(74,150)	(235,696)	(214,046)	(205,768)
Note:

(i)
The Company has revised the estimated useful life of Computers and Software from 6 years to 5 years in the current year. Consequently, the depreciation charge for the year is higher by Rs. 13,310(000's) (Previous year Rs.  Nil/-(000's)).

(ii)	The figures in brackets indicate Previous Year (unaudited).

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

Note 11
Non-current investments

			Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)
			(Audited)	(Unaudited)
Quoted Investments	No of Bonds	Face Value (Rs.)
7.38%, Rural Electrification Corporation Ltd.	20,000	1,000	20,000	—
7.36%, Power Finance Corporation Ltd.	20,000	1,000	20,000	—
7.08%, Indian Infrastructure Finance Co. Ltd.	20,000	1,000	20,000	—
7.40%, Indian Infrastructure Finance Co. Ltd.	20,000	1,000	20,000	—
7.34%, Indian Railway Finance Corpn. Ltd.	20,000	1,000	20,000	—
7. 04%, Indian Railway Finance Corpn. Ltd.	20,000	1,000	20,000	—
			120,000	—
(Aggregate market value of quoted securities as on 31.03.13 is Rs. 121,080 (000’s) )
All Investments are made in the current year
Note 12
Loans and advances

	Long-term		Short-term
	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)
	(Audited)	(Unaudited)	(Audited)	(Unaudited)
Unsecured, considered good
(unless otherwise stated)
(a) Capital advances	3,923	8,865	—	—
(b) Other loans & advances
Advance income tax (doubtful)	2,550	1,227	—	—
Less: Provision for doubtful TDS	(2,550)	(1,227)	—	—
	—	—	—	—
Advance income tax	20,147	24,617	—	—
Deposit with Financial Institution	105,000	105,000	95,000	13,000
Advance wealth tax	19	19	—	—
Deposits	10,908	10,908	—	—
Prepaid expenses	2,104	2,621	18,223	22,534
Employee advances (refer footnote (i))	—	—	1,921	786
Other advances	—	—	830	1,206
	142,101	152,030	115,974	37,526
Footnote:

(i)	Employee advances includes advance against salary outstanding of Rs. 971 (000’s) due from Mr. Arun Thukral (Managing Director) as on Mar 31, 2013 (Previous Year Rs. 146 (000’s)

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

Note 13
Trade receivables

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)
	(Audited)	(Unaudited)
Unsecured, considered good:
- Trade receivables outstanding for a period exceeding 6 months from the date they were due for payment	—	—
- Other trade receivables	197,855	135,504
	197,855	135,504
Note 14
Cash and bank balances

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)
	(Audited)	(Unaudited)
Cash and cash equivalents as per Accounting Standard 3
Cash on hand	18	—
Remittance in transit	33,100	—
Balances with Banks:
Current accounts	3,716	21,381
	36,834	21,381
Other bank balances
Deposits with remaining maturity more than 3 months but less than 12 months	313,500	729,500
Deposits with remaining maturity more than 12 months	577,900	142,500
	891,400	872,000
	928,234	893,381
Note 15
Other current assets

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)
	(Audited)	(Unaudited)
Unsecured, considered good;
Interest accrued on fixed deposits	15,196	10,177
Service tax recoverable	3,380	1,260
Interest on income tax refund	—	1,383
	18,576	12,820

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

Note 16
Revenue from operations

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)	Mar 11 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
Sale of Services
Membership fees	29,196	30,522	27,671
Service reports fees	1,262,910	988,596	707,579
Other operating income
Grants	5,320	7,184	21,282
Decision centre service credits	6,615	3,821	—
	1,304,041	1,030,123	756,532
Note 17
Other income

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)	Mar 11 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
Interest income comprises of:
Interest income on fixed deposits	106,337	79,231	46,645
Interest on tax free bonds	1,258	—	—
Interest from customers	71	—	378
Interest on tax refunds	—	2,430	1,176
Interest Others	746	—	—
Other non-operating income
Profit on Sale of Assets (net)	422	—	—
Miscellaneous income	10,689	4,380	1,585
Reversal of provision for doubtful debts	—	—	290
	119,523	86,041	50,074
Note 18
Employees benefits expense

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)	Mar 11 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
Salaries and allowances	161,319	137,696	99,858
Contribution to provident and other funds	8,108	6,814	6,335
Provision for employee stock appreciation rights	7,825	11,500	6,000
Staff welfare expenses	12,266	11,652	9,850
	189,518	167,662	122,043

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

Note 19
Establishment and other expenses

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)	Mar 11 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
Office rent	58,065	58,048	57,802
Electricity charges	3,040	4,963	6,665
Repairs and maintenance:
Computers and server expenses	33,592	30,628	32,244
Software support expenses	44,058	29,111	21,287
Building repairs	597	616	1,224
Office maintenance and services	3,940	3,968	2,514
Other repairs	27	152	—
Insurance charges	696	654	400
Rates and taxes	759	889	1,813
Travelling and conveyance	10,785	8,561	7,685
Data centre fees	25,043	14,149	—
Legal and professional services	78,311	76,910	55,483
Auditors’ remuneration (refer footnote (i))	1,507	1,008	885
Advertising and business development expenses	29,547	17,287	9,303
Other operating expenses	10,463	10,841	10,756
Director’s sitting fees	1,215	570	515
Donation	5	355	56
Bank charges	1,562	822	307
Provision for doubtful advances and TDS	1,732	895	743
Loss on sale of fixed assets	—	2,119	779
Loss on foreign exchange fluctuations (net)	17	3	—
	304,961	262,549	210,461
Footnote:
(i) Auditors’ remuneration:
a) For audit	800	700	600
b) For tax audit	240	210	180
c) For taxation matters	15	20	—
d) For other services	450	75	100
e) For reimbursement of expenses	2	3	5
	1,507	1,008	885
Service tax which is being claimed as set-off for input credit has not been included in the expenditure above.
Note 20
Finance costs

	Mar 13 Rs. (000’s)	Mar 12 Rs. (000’s)	Mar 11 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
Interest on delayed / deferred payment of income tax	—	1,211	1,220
Interest on Bank Overdraft	8	—	—
Interest on tax refund reversed	1,167	—	—
	1,175	1,211	1,220

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

Note 21
In accordance with the Accounting Standard on Employee Benefits (AS -15) (Revised 2005) notified by the Companies (Accounting Standards) Rules, 2006, the following disclosures are made:

(i)
Salaries and allowances includes Rs. 20,068 (000’s) - [(FY 2011-12 (Unaudited) Rs. 8,633 (000’s) and (FY 2010-11 (Unaudited) Rs. 6,746 (000’s)] towards provision made in respect of accumulated Compensated Absences which is in the nature of Long Term Employee Benefits and has been actuarially determined as per the AS 15 (Revised).

(ii)	Contribution to Provident Fund of Rs. 6,179 (000’s) [(FY 2011-12 (Unaudited) Rs. 5,604 (000’s) and ((FY 2010-11 (Unaudited) Rs. 4,242 (000’s)) have been recognised in the Statement of Profit and Loss.

(iii)	Gratuity is currently valued on estimated basis and the Gratuity valuation is certified by the actuary and relied upon by the auditors.
Net employee benefit expense :

	Current Year Rs. (000’s)	FY 2011-12 Rs. (000’s)	FY 2010-11 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
Current service cost	1,305	1,159	835
Interest cost on benefit obligation	610	444	290
Expected/Actual Return on Plan Assets	(561)	(513)	(158)
Net actuarial Losses / (Gains) recognised in the year	520	105	619
Past Service Cost	76	76	76
Other effects of limit of Para 59(b)	(21)	7	—
Net benefit expense	1,929	1,278	1,662
Charge to Statement of Profit & Loss	1,929	1,278	1,662
Actual return on plan assets	686	585	318
Changes in present value of the defined benefit obligation:

	Current Year Rs. (000’s)	FY 2011-12 Rs. (000’s)	FY 2010-11 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
Opening defined obligation	6,026	4,297	2,716
Interest cost	610	444	290
Current service cost	1,305	1,159	835
Benefits paid	(637)	(51)	(323)
Actuarial (Gains)/Losses on obligations	700	177	779
Past service cost	—	—	—
Closing defined benefit obligation	8,004	6,026	4,297
Expected Employer’s contribution for next year	2,500	2,000	2,400

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

Changes in fair value of plan assets :

	Current Year Rs. (000’s)	FY 2011-12 Rs. (000’s)	FY 2010-11 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
Opening fair value of plan assets	7,645	4,284	2,011
Expected Return on plan assets	561	513	158
Acturial Gain / (Losses)	125	72	161
Contributions by employer	696	2,827	2,277
Benefits Paid	(637)	(51)	(323)
Closing fair value of plan assets	8,390	7,645	4,284
Net Asset / (Liability) recognised in the Balance Sheet:

	Current Year Rs. (000’s)	FY 2011-12 Rs. (000’s)	FY 2010-11 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
Present value of the defined benefit obligation at the end of the year	(8,004)	(6,026)	(4,297)
Fair value of plan assets at the end of the year	8,390	7,645	4,284
Net Asset/(Liability)	386	1,619	(13)
Unrecognised past service cost	—	76	152
Excess provision for earlier years	—	(7)	—
Net Asset / (Liability) recognised in the Balance Sheet	386	1,688	139
Experience Adjustments:

	31.03.2013 Rs. (000’s)	31.03.2012 Rs. (000’s)	31.03.2011 Rs. (000’s)	31.03.2010 Rs. (000’s)	31.03.2009 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Defined benefit obligation	8,004	6,026	4,297	2,716	1,633
Plan assets	8,390	7,645	4,284	2,011	990
Surplus /(Deficit)	386	1,619	(13)	(705)	(643)
Exp. Adjustment on plan liabilities	(206)	337	779	71	(72)
Exp. Adjustment on plan assets	14	72	161	49	17
Investment Details of Insurer Managed Funds

	Current Year	FY 2011-12	FY 2010-11
	(Audited)	(Unaudited)	(Unaudited)
	%	%	%
Central and State Government Securities	53	53	53
Bonds/ Debenture	43	43	43
Equity Shares	4	4	4
Money Market Instruments / FD	—	—	—
TOTAL	100	100	100

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

The principal assumptions used in determining gratuity and pension benefit obligations for the Company’s plans are shown below:

	Current Year	FY2011-12	FY2010-11
	(Audited)	(Unaudited)	(Unaudited)
Discount Rate	8.05%	8.30%	8.30%
Expected rate of return on assets	7.50%	7.50%	7.50%
Salary escalation	10.00%	9.00%	9.00%
Mortality	Indian Assured	LIC (1994-96)	LIC (1994-96)
	Lives (2006-08)	Mortality Table	Mortality Table
	ULT Table
The estimates of future salary increases, considered in actuarial, take account of inflation, seniority, promotion and other relevant factors, such as supply and demand in the employment markets.

(iv)
The Company has a long term incentive plan for eligible employees whereby they are entitled for cash payment against appreciation in notional value of share units (that is determined based on EPS and benchmarked multiple). Current year provision is Rs. 7,824(000’s), [FY2011- 12 (Unaudited): Rs. (11,500 (000’s))] and {(FY 2010-11 (Unaudited): Rs. (6,000 (000’s))], for such appreciation in value.

Note 22
Expenditure in foreign currency:

	Current year Rs. (000’s)	FY 2011-12 Rs. (000’s)	FY 2010-11 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
Net Dividend remitted in foreign exchange:
Final Dividend:
Period to which it relates	Apr 11 to Mar 12	Apr 10 to Mar 11	NA
No of non resident shareholders	1	1	—
Number of equity shares held by them (Nos 000’s)	6,875	4,998	—
Amount in Rs. (000’s)	13,750	4,998	NA
Interim Dividend:
Period to which it relates	Apr 12 to Mar 13	NA	NA
No of non resident shareholders	1	—	—
Number of equity shares held by them (Nos 000’s)	6,875	—	—
Amount in Rs. (000’s)	34,375	NA	NA
Others Matters:
Director Fees	229	110	—
Professional Fees	941	376	—
Travelling Expenses	—	—	183
Training Expenses	—	—	1,801
	1,170	486	1,984

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

Note 23
Operating Lease
The Company has taken office premises on operating lease.
Future minimum rentals payable under non-cancellable operating lease are as under:

	Mar 31, 2013 Rs. (000’s)	Mar 31, 2012 Rs. (000’s)	Mar 31, 2011 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
not later than one year	24,187	58,048	58,048
later than one year but not later than five years	—	24,187	82,234
later than five years	—	—	—
Note 24
Contingent Liabilities

	Mar 31, 2013 Rs. (000’s)	Mar 31, 2012 Rs. (000’s)	Mar 31, 2011 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
(i) Claims against Company not acknowledged as debts:
(a) In respect of Service Tax matters	1,770	1,770	1,770
(b) Other Claims	3,500	3,500	—

(ii)
The Company is a defendant in various legal actions and a party to claims which arose during the ordinary course of business. The Company’s Management believes based on the facts presently known, that the results of these actions will not have a material impact on the Company’s financial statements.

Note 25
Capital and Other Commitments

	Mar 31, 2013 Rs. (000’s)	Mar 31, 2012 Rs. (000’s)
	(Audited)	(Unaudited)
(i) Estimated amount of contracts remaining to be executed on
Capital account and not provided for:
Tangible Assets	2,149	-
Intangible Assets	22,682	466
Total Commitments	24,831	466
Advances paid against such contracts	3,923	8,865

(ii)	Other Commitments
(a) Operating Leases (refer note 23)

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

Note 26
Segment reporting
As the Company has no activities other than that of providing Credit Information Services primarily in India, there are no separate segments in terms of Accounting Standards on “Segment Reporting” (AS-17) notified under the Companies 2006 (Accounting Standards) Rules.
Note 27
As per the Accounting Standard on ‘Related Party Disclosures’ (AS-18), notified by  the Companies (Accounting Standards) Rules, 2006, the related parties of the Company are as follows:
(i) Details of related parties:

Description of Relationship	Name of Related Parties
(a) Company holding more than 20% shares	TransUnion International Inc. (w.e.f 21.12.2011)
(b) Key Management Personnel	Mr Arun Thukral (Managing Director)

(ii)	Details of related party transactions during the year ended Mar 31, 2013 and outstanding balance as on Mar 31, 2013:
(a) Key Management Personnel

	Mar 31, 2013 Rs. (000’s)	Mar 31, 2012 Rs. (000’s)	Mar 31, 2011 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
Managing Director
Mr Arun Thukral
Remuneration *	18,063	13,224	13,396
Outstanding Advances	971	146	—

*	Leave encashment, Gratuity and ESAR are included on payment basis
Note 28
Earnings Per Share
In accordance with the Accounting Standard on “Earnings Per Share” (AS-20) notified by the Companies (Accounting Standards) Rules, 2006, the Earnings Per Share has been computed as under:

	Mar 31, 2013 Rs. (000’s)	Mar 31, 2012 Rs. (000’s)	Mar 31, 2011 Rs. (000’s)
	(Audited)	(Unaudited)	(Unaudited)
Profit for the year after tax Rs.(000’s)	443,625	325,026	214,919
Weighted average number of
Equity shares outstanding (No 000’s)	25,000	25,000	25,000
Earnings per share (Rs.)	17.74	13.00	8.60
(a)/(b) {Basic and Diluted}

CREDIT INFORMATION BUREAU [INDIA] LIMITED
Notes forming part of financial statements for the year ended Mar 31, 2013

Note 29
Previous year’s figure has been regrouped/ reclassified wherever necessary to correspond with the current year’s classification/ disclosure.
For and on behalf of the Board

sd	sd
M.V. Nair	Arun Thukral
Chairman	Managing Director

sd	sd
Vivek Kumar Aggarwal	Swati Naik
CFO and Exec. VP	Company Secretary
Mumbai, June 11, 2013